EXHIBIT 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
MONICA DAHL

THIS AGREEMENT is effective as of July 31, 2008, by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) and Monica Dahl (“Executive”).

PREAMBLE

Executive is an employee of the Corporation, and the parties previously executed an Executive Employment Agreement dated August 6, 2006.  This Amended and Restated Executive Employment Agreement (“Agreement”) supersedes and replaces that prior agreement.  The parties have agreed to execute this Agreement containing the following terms and conditions:

ARTICLE 1
EMPLOYMENT

1.1           The Corporation agrees to employ Executive, and Executive agrees to be employed by the Corporation, as Senior Vice President, Planning & Allocation and e-Commerce.  Executive agrees to perform such other duties which may be assigned to her from time to time by the Corporation’s Chief Executive Officer, the Corporation’s Board of Directors  or the person to whom she reports per the provisions of Section 3.1.

ARTICLE 2
TERM

2.1           The term of this Agreement shall be the period commencing on July 31, 2008 and ending on February 28, 2010, unless sooner terminated as hereinafter provided in Article 12; provided, however, Executive is and shall remain an at-will employee.  The term of this Agreement will expire on February 28, 2010, if it has not earlier been terminated, without any further action required by either party hereto at that time.

ARTICLE 3
DUTIES

3.1           Executive agrees to devote her full time and effort, to the best of her ability, to carry out her duties as Senior Vice President, Planning & Allocation and e-Commerce for the profit, benefit and advantage of the business of the Corporation and its related entities (the “Company”).  Executive shall continue to report directly to the Chief Executive Officer of the Corporation until February 28, 2009; she shall report thereafter to either (i) the Chief Executive Officer of the Corporation or (ii) such other executive as is designated by the Chief Executive Officer.

ARTICLE 4
COMPENSATION AND BENEFITS

4.1           Executive’s annual base salary hereunder will initially be $375,000.  Effective March 1, 2009, Executive’s annual base salary shall be adjusted to $325,000.  Effective June 1, 2009, Executive’s annual base salary shall be adjusted to $250,000.  Executive will thereafter be eligible for potential increases to her annual base salary based on her performance and the Corporation’s salary guidelines, and such other factors as are deemed relevant by the Chief Executive Officer and/or the Compensation Committee of the Corporation’s Board of Directors

(“Compensation Committee”).  Executive’s base salary shall be payable at the same intervals as the Corporation pays other executives.

4.2           As long as she remains employed hereunder, Executive shall be eligible for potential equity awards in accordance with the guidelines and parameters that are used in the normal course of business by the Compensation Committee.

4.3           Executive shall continue to be eligible to receive annual bonuses in accordance with the Corporation’s senior executive incentive plan as in effect and approved by the Board of Directors or Compensation Committee from time to time.

4.4           Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the various other employee benefit plans and programs applicable to senior executives of the Corporation including, but not limited to, medical, life and other benefits.

4.5           The Corporation shall continue to pay to Executive a car allowance of $1,000 per month through the earlier of (a) February 28, 2009, or (b) the termination of her employment.

4.6           Executive shall be entitled, during each full calendar year in which this Agreement remains in effect, to twenty-three (23) days of paid time off (“PTO”), and a pro rata portion thereof for any partial calendar year of employment.  Except as expressly provided in the Corporation’s PTO policy, any PTO not used during any such calendar year may not be carried forward to any succeeding calendar year and shall be forfeited.  Employee shall not be entitled to receive any payment in cash for PTO remaining unused at the end of any year.  At separation from employment, the Corporation will pay Executive for any unused PTO in the year of such separation, pro rated from January 1 of the year of separation through Executive’s last day of employment to the extent consistent with the terms of the Corporation’s PTO policy.  As of the effective date of this Agreement, Executive had 122.50 hours of PTO available for the remainder of 2008.

ARTICLE 5
INSURANCE

5.1           The Corporation, at its own expense, shall continue to provide life insurance coverage on Executive’s life through the earlier of (a) February 28, 2009, or (b) the termination of her employment.  The death benefit shall be in the amount of $1,000,000; $500,000 in the form of whole life insurance and $500,000 in the form of term life insurance.  The Executive will be the owner of both policies, and the death benefit shall be payable to a beneficiary designated solely by Executive.  The Corporation shall have the right at its own expense and for its own benefit to purchase additional insurance on Executive’s life, and Executive shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier’s requirements.

5.2           Executive shall be entitled to disability insurance in line with the present policy of the Corporation, to be provided at the expense of the Corporation.

ARTICLE 6
DEFINITIONS

6.1           “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with the business of the Company, (ii) any conviction of a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to her hereunder or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company or (iv) any material breach of Articles 7 or 8 of this Agreement, provided that the existence of such neglect or material breach shall be determined by a majority of the directors and their determination shall be set forth in writing and attested to by each concurring director.  Provided further that in connection with an event described in Section 6.1 (iii) above, Executive shall first have received a written notice from the Corporation which sets forth in reasonable detail the manner in which Executive has grossly or persistently neglected her duties, and Executive shall have a period of ten

(10) days to cure the same, but the Corporation shall neither be required to give written notice of, nor shall Executive have a period to cure, the same or any similar gross or persistent neglect or material breach which the Corporation has previously given written notice to Executive hereunder and Executive has cured such neglect or breach.

6.2           A “Change of Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Corporation) of all, or substantially all, of the assets of the Corporation to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Corporation, or (ii) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder) of 50% or more of the Corporation’s outstanding common stock.  In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, notices and other guidance of general applicability issued thereunder.

6.3           “Confidential Information” means any information that is not generally known, including trade secrets, outside the Company and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business which is disclosed to Executive during Executive’s employment by the Company including information conceived, discovered or developed by Executive.  Confidential Information includes, but is not limited to, business plans; financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; marketing materials and plans; proposals; supplier information; customer information; software codes and computer programs; customer lists; project lists; project files; training manuals; policies and procedures manuals; health and safety manuals; target lists for new stores and information relating to potential new store locations; price information and cost information; administrative techniques or documents or information that is designated by the Company as “Confidential” or similarly designated.

6.4           A “Competitor” means any person or organization (1) which is a women’s specialty apparel store retailer whose operations on the date of termination of Executive’s employment compete with twenty percent (20%) or more of the Company’s Christopher & Banks, CJ Banks or Acorn store operations, including, but not limited to, The Cato Corporation, Talbots, Inc., Chico’s FAS, Inc., Coldwater Creek, Inc., The Limited, Inc., Dress Barn Inc.  United Retail Group, Inc., Charming Shoppes, Inc., New York and Company, Bebe, Charlotte Russe and Ann Taylor; and (2) the following department stores and large box retailers:  Kohls department stores, Target, J.C. Penney and Sears.  “Competitor” shall also include all divisions, subsidiaries, and affiliates of the stores identified in this Section 6.4.

6.5           “Good Reason” shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, at any time during the term of this Agreement or after a Change of Control; provided, however, that such event shall not constitute “Good Reason” if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his/her decision to terminate within sixty (60) days of the occurrence of such event:

(i)            A material change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from or any failure to re-elect Executive to any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority;

(ii)           A requirement imposed by the Corporation on Executive that results in Executive being based at a location that is outside of a twenty-five (25) mile radius of Executive’s prior job location;

(iii)          Any material breach by the Corporation of this Agreement between Executive and the Corporation.

ARTICLE 7
NONCOMPETITION AND NONSOLICITATION

7.1           During Executive’s employment, Executive will not plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by the Company or conspire with others to do so.

7.2           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not, without the written permission of the Corporation, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 5% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant or employee of or participate in the management of any Competitor.

7.3           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not solicit, entice, or induce (or attempt to do so, directly or indirectly), any employee of the Company to be employed by any other party.  This Section 7.3 shall apply to then-current employees and any individual who was employed by the Company at any time in the one-year period immediately prior to Executive’s termination date.

7.4           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not engage (or attempt to do so, directly or indirectly) any vendor or supplier of the Company on behalf of a Competitor.  In addition, Executive also agrees during her employment and for one (1) year thereafter that she shall not engage directly or indirectly in any activity intended to interfere, adversely impact or disrupt the Company’s relationships with its vendors or suppliers.  This Section 7.4 shall apply to then-current vendors and suppliers and any vendor or supplier who was a vendor or supplier of the Company at any time in the one-year period immediately prior to Executive’s termination date.

7.5           During Executive’s employment and at all times thereafter, Executive will not make any statements, written or oral, which are disparaging of the Company or any of its officers, directors, employees, or agents.

ARTICLE 8
CONFIDENTIAL INFORMATION AND TRADE DOCUMENTS

8.1           Unless authorized in writing by the Corporation, Executive will not directly or indirectly divulge, either during or after the term of her employment, or until such information becomes generally known, to any person not authorized by the Corporation to receive or use it any Confidential Information for any purpose whatsoever.

8.2           All documents or other tangible property relating in any way to the business of the Company which are conceived by Executive or come into her possession during her employment shall be and remain the exclusive property of the Corporation and Executive agrees to return all such documents and tangible property to the Corporation upon termination of her employment or at such earlier time as the Corporation may request of Executive.

ARTICLE 9
JUDICIAL CONSTRUCTION

9.1           Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 7 and 8 of this Agreement, are fair and reasonable.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 10
RIGHT TO INJUNCTIVE RELIEF

10.1         Executive acknowledges that a breach by Executive of any of the terms of Articles 7 and 8 of this Agreement will render irreparable harm to the Corporation.  Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, reasonable attorneys’ fees and court costs.

ARTICLE 11
CHANGE OF CONTROL

11.1         If on or before February 29, 2009 and within twelve (12) months following a Change in Control Executive’s employment is terminated by the Corporation or its successor without Cause or Executive resigns with Good Reason, all restricted stock held by Executive shall vest immediately for the benefit of Executive, and the Board of Directors will use its reasonable efforts to register such shares under the Securities Act of 1933, as amended, if necessary.

11.2         If on or before February 29, 2009 and within twelve (12) months following a Change in Control Executive’s employment is terminated by the Corporation or its successor without Cause or Executive resigns with Good Reason, in addition to any severance pay and benefits under Section 12.1 of this Agreement, Executive shall be entitled to receive from the Corporation or its successor a lump sum payment equivalent to one (1) year of her then-current base salary.  This payment shall be made by the Corporation within ten (10) business days following Executive’s termination date, subject to the application of Code Section 409A as set forth in Section 12.1 of this Employment Agreement.

11.3         In the event any Change of Control Benefit, as defined below, payable to Executive would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment).  Such additional cash payment shall be made within sixty (60) days following the effective date of the Change of Control.  For purposes of this Section 11.3, a “Change of Control Benefit” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

ARTICLE 12
TERMINATION

12.1         Notwithstanding anything herein to the contrary, Executive is an at-will employee and the Corporation may terminate the employment of Executive at any time without Cause by written notice of termination of employment to Executive.  In the event that the Corporation terminates the employment of Executive by delivering notice in accordance with the preceding sentence, Executive shall receive severance payments as follows:  (A) if Executive’s employment is terminated without Cause on or before February 28, 2009, Executive shall receive a severance payment in the amount of $375,000;  (B) if Executive’s employment is terminated without Cause after February 28, 2009 but on or before February 28, 2010, Executive shall receive a severance payment in the amount of $250,000.  If, however, Executive shall secure other employment, self employment or a consulting position, the preceding severance amount payable to or on behalf of Executive by the Corporation shall be offset and reduced by such other cash compensation Executive earns through such other employment or consulting arrangements during the severance period hereunder.  Severance pay due to Executive hereunder will be made over time in accordance with the Corporation’s regular payroll schedule.  Executive shall be entitled to the severance pay and benefits set forth in this Section 12.1 only if she first executes, returns and does not rescind a release of claims agreement as prepared by the Corporation and in favor of the Company.  Executive agrees to immediately notify the Corporation of the amount of compensation earned by her through other employment, self-employment or consulting during the severance period hereunder.

Except as provided in this Section 12.1, all compensation and benefits, including the vesting of outstanding restricted stock or stock option awards, provided to Executive under this Agreement shall immediately cease upon her termination (including, but not limited to, bonus eligibility), subject to applicable employment laws and regulations.

Notwithstanding the foregoing, if the severance payments described in this Section 12.1 or the change of control payments described in Section 11.2 are subject to the requirements of Code Section 409A and the Corporation determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the termination, such payments shall not be paid or commence earlier than the date that is six months after the termination, but shall be paid or commence during the calendar year following the year in which the termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

12.2         In consideration of Executive’s release of claims as described in Section 12.1 of this Agreement, by signing this Agreement, the Corporation agrees to release and not to sue, and forever discharges Executive of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever it has or might have against Executive in law or equity, contract or tort, arising within the scope of Executive’s employment at the Corporation from the beginning of her employment with the Corporation through Executive’s termination date from the Corporation.  The Corporation’s release of claims in this Section 12.2 shall not apply to claims arising out of Executive’s intentional misconduct or gross negligence.

12.3         The Corporation may terminate Executive’s employment at any time for Cause and at such time all compensation and benefits provided to Executive under this Agreement shall immediately cease, subject to applicable employment laws and regulations.

12.4         This Agreement will terminate upon Executive’s death or upon Executive’s disability that prevents her from performing her essential job functions under this Agreement, with or without reasonable accommodation, for a continuous period of six (6) months or for periods aggregating six (6) months in any eighteen (18) month period.

ARTICLE 13
INDEMNIFICATION AND COOPERATION

13.1         The Corporation shall indemnify Executive to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of Executive’s counsel) incurred in connection with all matters, events and transactions related to or arising within the scope of Executive’s employment under this Agreement, unless such damages, expenses and reasonable fees and expenses resulted from Executive’s intentional misconduct or gross negligence.

13.2         During her employment hereunder and at all times following the termination of her employment, Executive agrees to respond to and cooperate fully with all reasonable requests made by the Corporation for consultation or assistance regarding litigated matters with respect to  which Executive has knowledge or information arising from her employment with the Corporation.

ARTICLE 14
ASSIGNMENT

14.1         Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

14.2         The terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

ARTICLE 15
FAILURE TO DEMAND PERFORMANCE AND WAIVER

15.1         The Corporation’s failure to demand strict performance and compliance with any part of this Agreement during Executive’s employment shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 16
ENTIRE AGREEMENT

16.1         The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement by and between the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Corporation and Executive, whether written or oral (including, but not limited to, the parties’ Executive Employment Agreement dated August 6, 2006).  The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.  Notwithstanding anything in this Agreement to the contrary, the Corporation expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

ARTICLE 17
GOVERNING LAW

17.1         The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

ARTICLE 18
SURVIVAL

18.1         The parties agree that Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

ARTICLE 19
UNDERSTANDINGS

19.1         Executive hereby acknowledges that (a) the Corporation informed her, as part of the offer of employment under this Employment Agreement and prior to her accepting employment with the Corporation under the terms and conditions set forth in this Agreement, that the restrictive covenants contained in Articles 7 and 8 of this Agreement would be required as part of the terms and conditions of her employment with the Corporation under this Agreement; (b) this Agreement constitutes good and valuable consideration in exchange for the restrictive covenants contained in Articles 7 and 8 of this Agreement, (c) she has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; and (d) the restrictions in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of her termination from the Corporation.

19.2         By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited, Executive’s actual or potential future employers) of Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, and Executive’s responsibilities thereunder.

19.3         Executive represents and warrants to the Corporation that she is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by her of her obligations hereunder.

19.4         If Executive possesses any information that she knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed her name, all as of the day and year first above written.

CHRISTOPHER & BANKS CORPORATION

Date: July 31, 2008	By:		/s/Lorna Nagler
		Its:	Chief Executive Officer

/s/Ellen Sanko
Witness

EXECUTIVE

Date: July 28, 2008	/s/Monica Dahl
Monica Dahl

/s/Sandra Miller
Witness